Exhibit (a)(5)(D)

For Immediate Release

Date: April 6, 2010

Calgary, Alberta

Listed: TSX: VT, ASX: VTA

Viterra Announces Regulatory Clearance for Its Planned Acquisition of Dakota Growers Pasta Company

Calgary, Alberta — Viterra Inc. (TSX: VT, ASX: VTA) today announced that it has received regulatory clearance from the U.S. Federal Trade Commission (the “Commission”) regarding Viterra’s planned acquisition of Dakota Growers Pasta Company, Inc. (“Dakota Growers”).  The Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) with respect to Viterra’s planned acquisition of Dakota Growers, first announced in March 2010.

The HSR Act provides the U.S. federal government with the opportunity to engage in a prior review of the potential effects on competition of certain mergers, acquisitions or other consolidations.

Viterra and Dakota Growers announced on March 10, 2010 a definitive merger agreement whereby Viterra would acquire Dakota Growers in a cash tender offer and subsequent merger.  A wholly owned subsidiary of Viterra initiated a cash tender offer on March 23, 2010 (the “Offer”) to purchase all outstanding shares of common stock of Dakota Growers and all outstanding shares of Series D preferred stock of Dakota Growers. The Offer will expire at midnight (EDT) on May 3, 2010, unless extended in accordance with the terms of the merger agreement with Dakota Growers and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Termination of the waiting period under the HSR Act satisfies one of the conditions to the closing of the Offer. The closing of the Offer is also conditioned on the tender of more than 50 percent of the outstanding shares of common stock of Dakota Growers measured on a fully diluted basis and other customary closing conditions.

Under the Offer, stockholders of Dakota Growers will receive $18.28 in cash for each share of Dakota Growers common stock and $0.10 in cash for each share of Dakota Growers Series D preferred stock validly tendered in the offer and not subsequently withdrawn, in each case without interest and less any required withholding taxes.

Wells Fargo Bank, N.A. is the depositary for the Offer and Kingsdale Shareholder Services Inc. is the information agent for the Offer.

About Viterra

Viterra Inc. provides premium quality ingredients to leading global food manufacturers. Headquartered in Canada, the global agribusiness has extensive operations across Western Canada, Australia, and New Zealand, with Adelaide, Australia as the base for Viterra’s Southeast Asian operations. Our growing international presence also extends to operations in the United States, offices in Japan, Singapore, China and Switzerland. Driven by an entrepreneurial spirit, we operate in three distinct businesses: grain handling and marketing, agri-products, and value-added processing.  Our expertise, close relationships with producers, and superior logistical assets allow the company to consistently meet the needs of the most discerning end-use customers, helping to fulfill the nutritional needs of people around the world.

Forward-Looking Information

This release contains forward looking statements that involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such statements.  Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Dakota Growers stockholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the Offer or the merger may not be satisfied or waived; the effects of disruption from the Offer and the merger, making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; as well as risks detailed from time to time in Dakota Growers’ public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2009, subsequent quarterly filings on Form 10-Q and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Dakota Growers in connection with the Offer.

Viterra can give no assurance that any of the transactions related to the Offer or the merger will be completed or that the conditions to the offer and the merger will be satisfied. The information contained in this press release is as of April 6, 2010. Viterra disclaims any intent or obligation to update any forward-looking statements contained in this release as a result of developments occurring after the period covered by this release or otherwise.

Important Additional Information

The Offer for all of the outstanding shares of common stock and Series D Preferred Stock of Dakota Growers commenced on March 23, 2010.  Viterra and certain of its wholly-owned subsidiaries have filed a Tender Offer Statement on Schedule TO (including an Offer to Purchase, Letters of Transmittal and related tender offer documents, the “Tender Offer Documents”) with the SEC. The information contained herein is for informational purposes only and does not constitute an offer to purchase, or a solicitation of an offer to sell, shares of common stock of Dakota Growers, nor is it a substitute for the Tender Offer Documents. Investors and Dakota Growers stockholders are strongly advised to read the Tender Offer Documents and the related Solicitation/Recommendation Statement on Schedule 14D-9 and all updates thereto that have been or may be filed with the SEC because they contain important information.

Investors and Dakota Growers stockholders can obtain copies of these materials (and all other related documents filed with the SEC) when available, at no charge on the SEC’s website at www.sec.gov. Investors and Dakota Growers stockholders may also read and copy any reports, statements and other information filed by Viterra or Dakota Growers with the SEC, at the SEC public reference room at 100 F Street, NE., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

MEDIA CONTACT:

Peter Flengeris

Investor Relations and Corporate Affairs

Viterra Inc.

(306) 569-4810

Website: www.viterra.ca

DAKOTA GROWERS STOCKHOLDER QUESTIONS:

Please call Kingsdale Shareholder Services Inc

North American Toll Free Phone: 1-888-518-6812

Email: contactus@kingsdaleshareholder.com

Toll Free Facsimile: 1-866-545-558